BRITISH COLUMBIA

Number: BC1350847

CERTIFICATE
OF
AMALGAMATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that NEXT GREEN WAVE HOLDINGS INC., incorporation number BC0914815, and PLANET 13 HOLDINGS INC., incorporation number BC1224419 were amalgamated as one company under the name PLANET 13 HOLDINGS INC. on March 2, 2022 at 12:01 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On March 2, 2022

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada

ELECTRONIC CERTIFICATE